                                                                   EXHIBIT 10.37





                               PURCHASE AGREEMENT

                                   "PHILIPS"

                             TIENEN, MARCH 8, 1996

                               PURCHASE AGREEMENT


By and between

   Phillips Lighting B.V., a company with limited liability incorporated under the laws of the Netherlands having its office in Bindhoven, acting on its own behalf and on behalf of its associated companies represented by Mr. P.J. HUT (hereinafter referred to as "Phillips")

and

   Sylvania N.V., a company with limited liability incorporated under the laws of Belgium having its office in Tienen, Belgium represented by Mr. M. SWAANEN (hereinafter referred to as "Sylvania")

Hereinafter referred to jointly as the "Parties".

--------------------------------------------------------------------------------


It is agreed upon as follows:

                                   ARTICLE 1
                             DEFINITIONS AND SCOPE

1.01 "Agreement" shall mean this present document and all annexes, exhibits and other documents referred to herein or attached hereto and signed or initialled by the parties hereto, all of which annexes, exhibits and other documents form an integral part hereof.

1.02 "Lamps" shall mean Tungsten Halogen Reflector lamps 230 and 240V aluminised shaped PAR 38, PAR 30 S.

1.03 "Capsules" shall mean Tungsten Halogen burner 50 W 230 V and or 240 V for mounting in Halogen Reflector lamps (aluminised) shaped PAR 20 and Tungsten Halogen burner 75 W 230 V and/or 240 V for mounting in Halogen Reflector lamps (aluminised) shaped PAR 30 L.

1.04 "Specifications" shall mean all requirements and other specifications of the Lamps and Capsules as agreed upon by the parties and

       "Quality Agreement" shall mean the agreement on quality specifications for Lamps and for Capsules

          49 F 0405-028/A                 for Lamps PAR 38
          49 F 0405-031                   for Lamps PAR 30 S
          49 F 0405-041/C                 for Capsules

       which is further detailed and attached as Annex 1.

1.05 "Effective Date" shall mean the date on which this Agreement is duly signed by both parties hereto.

1.06 "Contract Year" shall mean a period of twelve (12) months, starting the Effective Date and every successive period of twelve (12) months during the term of this Agreement.

                                   ARTICLE 2
                    PURCHASE AND SALE OF LAMPS AND CAPSULES

    The purpose of this Agreement is to define the terms and conditions under which Phillips shall purchase from Sylvania a minimum quantity of Lamps and Capsules per Contract Year, during a period of 2 (two) years, and Sylvania shall supply said quantities of Lamps and Capsules complying with the Specifications.

                                   ARTICLE 3
                               ORDERING PROCEDURE

3.01 On the terms and conditions as set forth herein, Sylvania shall sell and deliver to Phillips and Phillips shall purchase and accept from Sylvania, a minimum quantity of five hundred thousand (500,000)
          both
             Halogen PAR 38
             Aluminised lamps
             75 & 100 W
             230 & 240 V version with Philips Wiso design

          and
             Halogen PAR 30 S
             Aluminised lamps
             75 & 100 W
             230 & 240 V version with Philips Wiso design

          one million and six hundred thousand (1,600,000)
             Capsules
             50 W / 75 W
             230 & 240 V

       in each Contract Year.

3.02 It is the intention of the Parties that deliveries shall be spread evenly over the year, with a minimum order quantity of twenty thousand (20,000) Lamps and fifty thousand (50,000) Capsules.

3.03 Monthly orders for supply of Lamps and Capsules specified by type, and quality shall be placed by Philips with Sylvania at least forty (40) working days in advance of the desired delivery date. Sylvania shall acknowledge these orders by letter or fax at least three (3) working days after receipt of such an order confirming the delivery dates as requested by Philips, or if the order cannot be executed in accordance with the requested delivery dates. Sylvania shall indicate the alternative delivery dates, which should be within a maximum of twenty (20) working days additional to the original delivery dates requested by Philips.

       In the event that Sylvania cannot, for whatever reason, deliver within the maximum of sixty (60) working days from receipt of an order from Philips, Philips shall be informed within ten (10) working days after the receipt of the order from Philips of the delivery date, Philips on receipt of this information shall confirm acceptance of this delivery date or cancel the order, where upon the minimum quantity as referred to in Section 3.1 will be reduced accordingly.

3.04 Each month Philips shall provide Sylvania a 3 months binding forecast from which Philips may not deviate with more than 10% and a further nine
       (9) months non-binding rolling forecast of the total quantity of Lamps and Capsules on an aggregated total level which Philips plans to order for delivery.

                                   ARTICLE 4
                        QUALITY PERFORMANCE AND WARRANTY

4.01 Unless otherwise agreed by the parties hereto, the Lamps and Capsules sold by Sylvania to Philips shall be of a quality and performance in accordance with the "Specifications" set forth in Annex I and the Quality Agreement.

4.02 The Lamps and Capsules shall be packed and labelled as per the "Specification" defined in Annex 2 to this Agreement. The Lamps and Capsules shall be supplied to Philips under Philips owned trademarks to be indicated by Philips and bear the markings as indicated by Philips. Artwork and packaging initiation cost for these brands will be paid by Philips as incurred.

4.03 The warranty described in Sections 4.01 and 4.02 of this Agreement is the sole warranty which Sylvania gives with regard to Lamps and Capsules.
          Sylvania can not be held liable for lamps produced by Philips using Sylvania capsules.
          Philips shall be at liberty to examine or have examined the Capsules and Lamps suppled by Sylvania and may within 40 days as from the delivery, reject such Capsules and Lamps which do not comply with the quality and performance mentioned above. Sylvania shall, at its option, either replace the Capsules and Lamps within 20 days from the date of Philips written notice of rejection or issue a credit note for the respective invoice amount.

                                   ARTICLE 5
                                   LIABILITY

     Sylvania shall not be liable for any damages or losses except those for which Sylvania has expressly assumed liability in this Agreement. Sylvania's liability shall in no event be considered to extend to indirect or consequential damages of any nature whatsoever, including loss of profits and / or revenues and Philips shall indemnify and hold Sylvania harmless for all costs, damages and interests which might arise directly or indirectly form any claim of third parties expressly including but not limited to a claim based on product liability.


                                   ARTICLE 6
                               DELIVERY AND SCOPE

     Sylvania shall arrange for supply of the Lamps and Capsules from its factory in lienen Belgium and Philips shall take delivery of all Lamps and Capsules ordered by Philips under the Agreement at the agreed times Delivery ex Works, lienen as this Term is defined in the Incoterms (version 1990), it being understood that Sylvania will be responsible for the loading of the Lamps and Capsules.

                                   ARTICLE 7
                                 FORCE MAJEURE

7.01 If Sylvania is unable, due to force majeure (including without limitation the direct results of: acts of God; fire; natural phenomena; governmental regulations; acts; restrictions or omissions to act of any governmental authority, domestic of foreign; strikes, labour disputes; shortage of materials in the market; civil commotion; delays in transport and any other cause beyond its reasonable control), to fill all or any part of orders on the scheduled delivery dates thereof, any such cause shall be sufficient excuse for any failure or delay in delivery and Philips' orders may be scaled down by Sylvania to a share of available production.

7.02 Any suspension or reduction of orders or deliveries of Lamps and Capsules, due to force majeure shall not invalidate this Agreement and upon removal or termination of the cause of such force majeure orders and deliveries of Lamps and Capsules shall be resumed in accordance with terms and conditions hereof.

                                   ARTICLE 8
                                    PRICES

Sylvania shall supply the products under the following conditions:

      Lamps       Type (Wiso) Price ex Factory        Min. Qty per annum
      -----       ----------------------------        ------------------
                  PAR 38      BEF 180                 500,000 pcs

                  PAR 30 S    BEF 168

   If the minimum quantity of 500,000 pcs for both products together will be exceeded in the course of the first 12 months of the contract the price of all lamps will be reduced as from that moment on by REF 5 per lamp for all future purchases.

   It is the mutual understanding that the Sylvania purchase prices as they have been established as stipulated in this paragraph should allow
   Philips to achieve a reasonable margin when selling said lamps.
   In the event Philips consider this margin to be provably jeopardised due to external market conditions not initiated by Philips, Sylvania agrees to adapt 12 months after signing the lamp prices to be charged to Philips, but Philips recognises that Sylvania must earn a reasonable return on the sale of lamps covered by this Agreement.


      Capsules    Type        Price ex Factory        Min. Qty per annum
      --------    ----        ----------------        ------------------
                  50 W/75 W         REF 55              1,600,000 pcs


      Prices for Capsules are firm for 2 years.

Minimum quantities:
------------------

If the agreed minimum capsule quantity is not purchased Philips agrees to purchase from Sylvania one (1) finished lamp for each three (3) capsules purchased below the minimum annual quantity.

If the agreed minimum lamp quantity is not purchased Philips agrees to purchase from Sylvania three (3) burners for each lamp purchased below the minimum annual quantity as long as capacity is available.

                                   ARTICLE 9
                                   ---------
                                    PAYMENT
                                    -------

Philips shall pay cash invoice from Sylvania for Lamps and Capsules supplied within thirty (30) days from the last day of the calendar month in which said Lamps and Capsules are invoiced.

                                   ARTICLE 10
                                   ----------
                              DURATION/TERMINATION
                              --------------------

This Agreement shall become valid as from the Effective Date and shall remain in effect for an initial term of two (2) years and may thereafter be automatically renewed for successive two (2) year periods if not terminated by either party by a notice of termination sent to the other party by registered mail at least three (3) months before the end of the initial period or 3 months before the end of any successive two (2) years period.

This Agreement may be terminated earlier:

(a) in the event a party hereto would breach any of the material provisions of this Agreement the other party is entitled to give written notice to the party in breach specifying such breach and if the breach is remediable giving the party in breach an opportunity to remedy the breach to reasonable satisfaction of the other party within a reasonable period of time which need not be in excess of thirty (30) calendar days. Failing such remedy, the party issuing the notice of breach is entitled to take any action open to it under this Agreement or in law including suspension of payments, work or deliveries as the case may be, immediate termination by notice in writing and/or to claim damages; or

(b) by either party by written notice to the other party in the event the latter party would become insolvent, bankrupt or makes an assignment for the benefit of its creditors;

(c) by either party by written notice to other party in the event of a change of ownership or control of the other party whereby the business and/or shares of that party would pass to other(s) than those now.

     having ownership or exercising control. It is understood that this is not application the event a change of ownership of shares of a party is effecutated through a public listing at a stock exchange.

                                   Article 11
                     Deliveries after notice of termination

As from the moment Philips gives notices of termination of this Agreement in accordance with article 10, Sylvania shall maintain its deliveries to Philips for the coming three (3) months period of the level supplied during the three
(3) months period prior to the receipt of Philips' notice of termination. Mutatis muntandis as from the moment Sylvania gives notice of termination of this agreement in accordance with article 10.

Philips shall maintain its off-take from Sylvania in the coming three (3) months period at the level of the three (3) months period prior to the moment of Sylvania's notice of termination.

                                   Article 12
                                Confidentiality

During the term of this Agreement and any renewal hereof and for a period of two (2) years after is expiration or termination, each party agrees not to use or disclose any proprietary information (whether technical, commercial or otherwise) made available to it by the other party or which it may have acquired in the performance of this Agreement, unless and to the extent such information is to the public domain through no fault of the receiving party, is known and on record at the receiving party prior to receipt or is lawfully obtained from a third party who was free to disclose such information.

                                   Article 13
                                   Assignment

This Agreement is not assignable in whole or in part by either party without the prior written consent of the other party, provided, however, that a party may assign its right under this Agreement to any successor of substantially all of the business assets related to this Agreement or to an affiliate. Such assignment shall become effective only when the signee acknowledges in writing that it agrees to all terms and conditions of this Agreement.

                                   Article 14
                      Governing Language and Choice of Law

The governing language of this Agreement shall be in English and the applicable law shall be that of Belgium.

                                   Article 15
                                    Disputes

     All disputes shall be within the jurisdiction of the courts at Leuven, Belgium.

     Made on March 1, 1996 in two (2) copies


PHILIPS LIGHTINGS, B.V.                     SYLVANIA N.V.



By: /s/                                     By: /s/
   ---------------------------                 ---------------------------------
TITLE: Senior President                     TITLE:
DATE:  April 4, 1996                        DATE:   March 11, 1996

RIDER TO THE PURCHASE AGREEMENT BETWEEN PHILIPS LIGHTING BV AND SYLVANIA NV

------------------------------------------------------------------------------


By and between:

Philips Lighting BV, a company with limited liability incorporated under the laws of The Netherlands, having its office in Eindhoven, acting on its own behalf and on behalf of its associated companies.

represented by Mr. P.J. HUT

(hereinafter referred to as "Philips")

and:

Sylvania NV, a company with limited liability incorporated under the laws of Belgium having its office in Tienen, Belgium represented by Mr. J. Germis

(hereinafter referred to as "Sylvania")


Hereinafter jointly referred to as the "Parties."


It is witnesseth:

Whereas Philips and Sylvania have entered into a purchase agreement dated March 1, 1996.

Whereas such purchase agreement provides for the purchase by Philips of minimum quantities of Halogen PAR 38/Halogen PAR 30 S and capsules over each Contract Year;

Whereas the value of the quantities accounted for the 1st Contract Year - which started on March 1, 1996 (the "Effective Date") - only to 91.5 million BF whereas the contract requires minimum purchases by Philips in the amount of
173.8 million BF per Contract Year,


Whereas Philips has requested Sylvania to agree to an amendment to the purchase agreement to provide for:

(1) an initial fixed contract period of 3 (instead of 2) years with minimum purchase obligation of BF 91.5 million for the 1st, BF 121 million for the 2nd and BF 135.1 million of the third contract year;

(2)   a price reduction for PAR 30S lamps.

In consideration of Sylvania's acceptance of such amendments Sylvania has requested Philips to replace to the extent possible orders for capsules by orders for lamps and more in particular PAR 20 and PAR 25 lamps.


It is agreed as follows:


Article 1

1.1. Article 3.01 of the Purchase Agreement of March 1, 1996 is replaced as follows:

      "3.01. On the terms and conditions as set forth herein, Sylvania shall sell and deliver to Philips and Philips shall purchase and accept from Sylvania the quantities of the following products to meet the agreed upon minimum purchase values over the initial 3 year term of this Agreement:

      1. Minimum purchase values (exel, VAT/transportation, etc)

      1.1.  First Contract Year (1/3/96 - 28/2/97):   91.5 MBF
      1.2.  Second Contract Year (1/3/97 - 28/2/98): 121   MBF
      1.3.  Third Contract Year (1/3/98 - 28/2/99):  155.1 MBF
                                                    ----------
                                                     347.6 MBF


      2. Products

      2.1. Halogen PAR 38 Aluminised lamps 75 & 100 W - 230 & 240 V version with Philips Wiso design
      2.2. Halogen PAR 30S - Aluminised lamps 75 & 100 W - 230 & 240 V version with Philips Wiso design
      2.3.  Capsules 50W/75W - 230 & 240 V
      2.4. Halogen PAR 25; provided it is technically possible to produce such lamps on existing SLI equipment subject to achievement of Philips specifications to be proven by test.
      2.5. Halogen PAR 20; provided it is technically possible to produce such lamps on existing SLI equipment subject to achievement of Philips specifications to be proven by test.

     3.  General forecast Second contract year (1/3/1997 - 2/2/1998)

               Quantity       Selling Price

    Capsules       600,000        55 BF
    PAR 20          20,000        130 BF if available 1/1/1997
    PAR 25          50,000        145 BF if available 10/1/1997
    PAR 308        288,000        165 BF
    PAR 38         185,000        180 BF

    Philips undertakes to increase to the extent possible in both the 2nd and 3rd contract years the purchases of lamps and decrease the purchases of capsules.

    The price reduction on the PAR 30S lamps from 168BF to 155 BF per lamp will be applicable as from March 1, 1997 and will be covered by a credit note that will be issued to Philips at the end of the 2nd contract year. For the determination of compliance with the minimum purchase requirement (values) over the 2nd and 3rd contract years the purchases of the PAR 30S Lamps will be counted at their reduced selling price of 155 BF.

    The general forecast for the split-up of the orders per product type for the 3rd contract year will be communicated by Philips early 1998 subject to the undertaking of Philips to further reduce the quantities of capsules by an increase of the orders for PAR 20 and PAR 25 lamps.

    4. Calculation of the relevant contract year purchase values/commitment to cover possible shortfalls

    4.1 The purchase values to which Philips has committed will not be impacted by the delivery by Philips of components free of charge to be assembled in the products and more in particular the coming cups and lenses for PAR 20 lamps i.e. the reduced selling prices which will result from the supply free of charge by Philips of such components will not release Philips from its obligation to meet the minimum purchase values (i.e. selling prices effectively invoiced by Sylvania over the relevant contract years).

    4.2 If the agreed upon minimum values would not have been reached at the end of the second or third contract year, Philips will immediately upon the expiration of such second Contract Year respectively third Contract Year place an order to cover the shortfall. Such order will be supplied by Sylvania within three (3) months following receipt."

1.2. Sylvania recognizes that the revised purchase value for the first Contract year, i.e. 91.5M BF has been met.

1.3. The ordering and forecast procedures provided for in Article 3.02 to 3.04 of the Purchase Agreement will remain unchanged subject only to the understanding that they will be based on the revised committed purchase values for the second and third contract years.

Article 2

Provided the conditions for the production of Halogen PAR 20 and PAR 25 lamps will be met the specifications set forth in annex 1 and the Quality Agreement shall be completed in mutual agreement to include the specifications for such lamps.


Article 3

Article 8 of the Purchase Agreement is replaced as follows:

"Sylvania shall supply the products under the following conditions:

Lamps    Type (Wi??)    Price exfactory per lamp
-----    -----------    ------------------------
         PAR 38               BF 180
         PAR 30S              BF A55
         PAR 20               BF 130
         PAR 25               BF 145

Subject to supply by Philips of proper glassware (corning cups and lenses) free of charge for assembly in the PAR 20 lamps the selling price per PAR 20 lamp will be reduced with a maximum amount of BF 28 (not including efficiency losses to be proven by test).

Capsules   Type         Price exfactory per lamp
--------   ----         ------------------------
           50W/75W              BF 55

The prices will remain firm until the expiration of the initial 3 year term of the Purchase Agreement.

In case the Purchase Agreement will be renewed for (a) further consecutive 2 year period(s) the prices will be adapted to allow Sylvania to earn a comparable return on the sale of the products covered by this Agreement (i.e., at least equal to the return envisaged at the time of the conclusion of the Purchase Agreement)".

In case of renewal of the Purchase Agreement the minimum purchase value for the third Contract Year will also be applicable for the subsequent contract years.

Article 4

The 1st paragraph of Article 10 is replaced as follows:

"This Agreement shall become effective as from the Effective Date (March 1, 1996) and shall remain in effect for an initial term of three (3) years and will thereafter be automatically renewed for successive two (2) year periods if not terminated by either party by a notice of termination sent to the other party by registered mail at least three (3) months before the end of the initial period or 3 months before the end of any successive two (2) years period".


Article 5

5.1 All terms and conditions of the Purchase Agreement of March 1, 1996 which are not amended by the present rider remain in full force and effect.

5.2 The effective date of the amendments shall be the date on which the present rider will have been signed by both parties unless otherwise indicated in the present rider.

Made in two copies. Each party acknowledges receipt of an originally signed copy.

PHILIPS LIGHTING BV                     SYLVANIA NV


By:    P.I. Hut                         By:
Title: Senior Vice President            Title:
Date:                                   Date: